EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Cognex Corporation on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cognex Corporation on Forms S-8 (File Nos. 333-02151, effective April 21, 1996; 333-60807, effective August 6, 1998; 333-96961, effective July 23, 2002; 333-100709, effective October 24, 2002; 333-126787, effective July 21, 2005; and 333-150315, effective April 18, 2008).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

February 13, 2014